Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Solid Fourth Quarter Fiscal 2014 Results;
Provides Guidance for Fiscal 2015

RACINE, WI, May 29, 2014 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter ended March 31, 2014.  Highlights include:

•	Sales of $390.6 million, up 9 percent, up 7 percent for the fiscal year;
•	GAAP earnings per share of $2.49, including impact of tax valuation allowance reversal;
•	Restructuring and impairment charges of $6.8 million; and
•	Adjusted earnings per share of $0.15 for the quarter, $0.73 for the fiscal year.

“We finished our fiscal year with a solid quarter in terms of revenue, earnings and cash flow,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Adjusted earnings per share of $0.73 for the fiscal year exceeded our previous guidance due to stronger markets, particularly in Europe and in our Commercial Products segment.”

Fourth Quarter Financial Results

Net sales in the fourth quarter of fiscal 2014 grew $31.0 million, or 9 percent, from the fourth quarter of fiscal 2013, with increases in all segments other than South America.  Gross profit increased $6.2 million, or 11 percent, and gross margin improved 30 basis points to 15.9 percent, largely due to higher sales volume and favorable material costs.  Selling, general and administrative (SG&A) expenses increased $9.3 million, due primarily to higher compensation-related expenses, including higher incentive compensation, increased expenses related to the February 2014 Barkell Limited acquisition, and lower recovery of development costs.  The company recorded $5.6 million of restructuring expenses, of which $4.4 million related to the ongoing restructuring in Europe and $1.2 million related to the previously announced closure of the McHenry, Illinois manufacturing facility.  In addition, the company recorded $1.2 million of impairment charges related to the closure of the McHenry facility.  Net income attributable to Modine of $119.4 million compares to a loss of $2.1 million for the same period last year, and represents GAAP earnings per share of $2.49 compared to a loss per share of $0.04 last year. Excluding the impact of the U.S. tax valuation allowance reversal of $2.49 per share, and restructuring expenses and impairment charges of $0.15 per share, the company reported adjusted earnings per share of $0.15 in the fourth quarter of fiscal 2014, compared with $0.18 in the fourth quarter of last year.

On March 31, 2014, Modine recorded an income tax benefit of $119.2 million related to the reversal of the valuation allowance on certain U.S. deferred tax assets.  Modine’s improved profitability in North America over the last several years, among other factors, led to this reversal in the quarter.  Beginning in the first quarter of fiscal 2015, net earnings will be reduced to reflect a U.S. effective tax rate that is expected to be 35-40%.  However, the company does not expect to pay U.S. cash taxes in the near future as Modine’s net operating loss carryforwards are expected to offset cash taxes on the next $130 million of future taxable income in the U.S.

Free cash flow in the quarter was $0.7 million, a $9.5 million improvement from the prior year.  Net debt was $77.2 million at March 31, 2014, a decrease of $62.6 million from the end of fiscal 2013. Cash and cash equivalents at the end of the fourth quarter were $87.2 million.

Fourth Quarter Segment Results

North America segment sales increased 4 percent to $145.1 million, compared to $139.3 million one year ago.  The increase was driven primarily by higher sales to commercial vehicle and automotive customers, partially offset by lower sales to off-highway customers, as economic conditions in these markets remained relatively weak.  Operating income decreased $2.9 million to $7.4 million compared to the prior year, primarily due to $2.4 million in restructuring and impairment charges related to the closure of the McHenry facility and higher SG&A expenses.  The increase in SG&A expenses was primarily due to higher compensation-related expenses and lower recovery of development costs.

Europe segment sales increased 15 percent to $158.8 million compared to $138.1 million in the prior year.  This growth was primarily due to higher sales to commercial vehicle customers, higher tooling sales and the impact of the stronger euro to U.S. dollar.  On a constant currency basis, sales increased 11 percent.  Operating income for the quarter of $3.6 million included $4.4 million of restructuring charges, primarily related to the decision to combine two manufacturing facilities in Germany into one more competitive manufacturing operation.  Operating income improved by $6.4 million compared with the fourth quarter of the prior year, primarily due to a $5.3 million decrease in restructuring charges, along with the impact of higher sales volume and favorable material costs.

South America segment sales decreased 21 percent to $29.1 million compared to $36.7 million one year ago.  Revenue was negatively impacted by a lower Brazilian real to U.S. dollar.  On a constant currency basis, sales decreased 6 percent from the prior year, due primarily to lower sales to commercial vehicle, agricultural equipment, and power generation customers as economic conditions in Brazil continue to weaken.  Operating income of $1.3 million was lower than the prior year by $2.3 million, due primarily to lower sales volume.

Asia segment sales increased 19 percent to $19.9 million compared to $16.7 million one year ago, due primarily to higher export sales from our India operations to European automotive customers and higher customer tooling sales.  The operating loss in the segment decreased by $0.4 million to $1.3 million, primarily as a result of the higher sales volume and ongoing cost control measures.

Commercial Products segment sales increased 24 percent to $42.3 million compared to $34.0 million one year ago.  This increase was driven by strong sales by our Airedale subsidiary in the U.K. and of North American heating products.  Airedale sales were up $4.6 million, which includes the impact of the February 28, 2014 acquisition of Barkell.  The Airedale business is operating at over 90 percent of its pre-fire capacity after moving into temporary manufacturing facilities following the September 6, 2013 fire.  During this period, Airedale’s orders have remained strong despite longer lead times.  Sales of North American heating products were up $3.9 million, due primarily to high demand for unit heaters during the cold winter months in the U.S.  Operating income of $1.9 million was up $0.2 million from the prior year as the increase in gross profit on the higher sales was partially offset by higher compensation-related expenses, increased distributor sales commissions and bonuses on the higher sales volume, and costs related to the Barkell acquisition.

Full Year Fiscal 2014 Overview

In fiscal 2014, sales increased 7 percent to $1,477.6 million.  Gross margin increased 90 basis points from 15.2 percent in fiscal 2013 to 16.1 percent in fiscal 2014, primarily due to the impact of the higher sales volume and the favorable impact of lower material costs.  The company recorded $16.1 million of restructuring expenses and $3.2 million of impairment charges during the fiscal year, related to the restructuring program in Europe and the decision to close the McHenry, Illinois manufacturing facility.  The higher sales and gross margin resulted in adjusted operating income of $61.3 million, an increase of $19.0 million or 45 percent as compared to fiscal 2013.  The company reported adjusted earnings per share in fiscal 2014 of $0.73, compared to $0.40 in fiscal 2013.

Free cash flow in fiscal 2014 was $51.4 million, a $52.4 million improvement from the prior year.  This was driven by increased cash flows from operating activities, partially offset by a $3.3 million increase in capital expenditures.

“We saw some improvements in our end markets this year and continued to benefit from favorable material costs,” Burke commented.  “This, coupled with the benefits from our restructuring actions, has translated into higher earnings and cash flows for the fiscal year.  We still have some challenges ahead, but I am confident in our ability to sustain sales growth and profitability going forward.”

Outlook

Based on the current market outlook, Modine provides the following expectations for fiscal 2015:

•	Full fiscal year-over-year sales up 3 to 8 percent;
•	Adjusted operating income of $65 million to $73 million, up from $61.3 million in fiscal 2014; and
•	Adjusted earnings per share of $0.63 to $0.73, reflecting the impact of higher income tax expense subsequent to the U.S. valuation allowance reversal.

“We foresee modest improvements in some of our major end markets during fiscal 2015, partially offset by weakness in others,” Burke commented.  “As a result, we anticipate our adjusted operating earnings to increase year over year.  However, as noted, the reversal of the U.S. tax valuation allowance will result in higher income tax expense going forward, impacting our adjusted earnings per share.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 29, 2014 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2014 fourth quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after May 29, 2014.  A call-in replay will be available through midnight on June 4,, 2014, at 855.859.2056, (international replay 404.537.3406); Conference ID# 40419534.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after June 3, 2014.

About Modine

Modine, with fiscal 2014 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2013 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with resumption of Airedale operations in temporary sites and timely recovery of insurance proceeds;  the overall health of Modine’s customers, particularly in light of continued weak economic conditions; the ability of the Company to execute the closure of its McHenry, Illinois facility efficiently and in a manner consistent with its expectations; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing recovery of certain markets in China, Brazil and the U.K. and the remaining economic uncertainties in the European Union; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses and certain losses directly attributable to the fire at our Airedale manufacturing facility.  In addition, diluted earnings per share is adjusted for the impact of significant changes in income tax valuation allowances.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

			(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2014	2013	2014	2013
Net sales	$390.6	$359.6	$1,477.6	$1,376.0
Cost of sales	328.3	303.5	1,239.4	1,167.4
Gross profit	62.3	56.1	238.2	208.6
Selling, general & administrative expenses	48.8	39.5	181.7	166.3
Restructuring expenses	5.6	9.7	16.1	17.0
Impairment charges	1.2	0.8	3.2	25.9
Operating income (loss)	6.7	6.1	37.2	(0.6)
Interest expense	(3.0)	(3.4)	(12.4)	(12.6)
Other income (expense) - net	-	0.2	(0.8)	0.2
Earnings (loss) before income taxes	3.7	2.9	24.0	(13.0)
Benefit (provision) for income taxes	116.0	(4.5)	107.9	(9.8)
Net earnings (loss)	119.7	(1.6)	131.9	(22.8)
Net earnings attributable to noncontrolling interest	(0.3)	(0.5)	(1.5)	(1.4)
Net earnings (loss) attributable to Modine	$119.4	$(2.1)	$130.4	$(24.2)

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$2.49	$(0.04)	$2.72	$(0.52)

Weighted average shares outstanding - diluted:	47.7	46.7	47.6	46.6

Condensed consolidated balance sheets (unaudited)

		(In millions)
	March 31, 2014	March 31, 2013
Assets
Cash and cash equivalents	$87.2	$23.8
Trade receivables	221.1	194.5
Inventories	116.8	118.8
Deferred income taxes	13.0	6.6
Other current assets	60.7	55.3
Total current assets	498.8	399.0
Property, plant and equipment - net	359.6	355.9
Deferred income taxes	98.6	0.4
Other noncurrent assets	75.3	63.5
Total assets	$1,032.3	$818.8

Liabilities and shareholders' equity
Debt due within one year	$33.2	$31.1
Accounts payable	171.1	150.7
Other current liabilities	152.9	98.3
Total current liabilities	357.2	280.1
Long-term debt	131.2	132.5
Other noncurrent liabilities	115.3	137.9
Total liabilities	603.7	550.5
Total equity	428.6	268.3
Total liabilities & equity	$1,032.3	$818.8

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)
Twelve months ended March 31,	2014	2013

Cash flows from operating activities:
Net earnings (loss)	$131.9	$(22.8)
Adjustments to reconcile net earnings (loss) with net cash provided by operating activities:
Depreciation and amortization	58.1	55.8
Insurance proceeds from Airedale fire	16.9	-
Impairment charges	3.2	25.9
Deferred income taxes	(116.1)	0.6
Other - net	8.9	11.6
Net changes in operating assets and liabilities	1.6	(22.3)
Net cash provided by operating activities	104.5	48.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(53.1)	(49.8)
Insurance proceeds from Airedale fire	20.7	-
Costs to replace building and equipment damaged in Airedale fire	(4.2)	-
Acquisitions - net of cash acquired	(7.8)	(4.9)
Other - net	2.9	(1.2)
Net cash used for investing activities	(41.5)	(55.9)

Cash flows from financing activities:
Net increase (decrease) in debt	0.2	(0.4)
Other - net	(1.7)	0.7
Net cash (used for) provided by financing activities	(1.5)	0.3

Effect of exchange rate changes on cash	1.9	(0.8)

Net increase (decrease) in cash and cash equivalents	63.4	(7.6)

Cash and cash equivalents at beginning of the period	23.8	31.4

Cash and cash equivalents at end of the period	$87.2	$23.8

Segment operating results (unaudited)

				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2014	2013	2014	2013
Net sales:
North America	$145.1	$139.3	$568.7	$564.5
Europe	158.8	138.1	584.4	498.0
South America	29.1	36.7	122.7	133.8
Asia	19.9	16.7	71.5	59.5
Commercial Products	42.3	34.0	146.5	139.3
Segment net sales	395.2	364.8	1,493.8	1,395.1
Corporate and eliminations	(4.6)	(5.2)	(16.2)	(19.1)
Net sales	$390.6	$359.6	$1,477.6	$1,376.0

Operating income (loss):
North America (a)	$7.4	$10.3	$42.1	$39.2
Europe (b) (c)	3.6	(2.8)	9.6	(25.4)
South America	1.3	3.6	7.5	11.2
Asia	(1.3)	(1.7)	(3.3)	(8.8)
Commercial Products	1.9	1.7	9.4	10.0
Segment operating income	12.9	11.1	65.3	26.2
Corporate and eliminations (c)	(6.2)	(5.0)	(28.1)	(26.8)
Operating income (loss)	$6.7	$6.1	$37.2	$(0.6)

(a)
The fourth quarter and year-to-date fiscal 2014 operating income in the North America segment included restructuring expenses of $1.2 million and impairment charges of $1.2 million.  The fourth quarter of fiscal 2013 operating income in the North America segment included impairment charges of $0.8 million.  The year-to-date fiscal 2013 operating income in the North America segment included impairment charges of $1.8 million.

(b)
The fourth quarter of fiscal 2014 operating income in the Europe segment included restructuring expenses of $4.4 million.  The year-to-date fiscal 2014 operating income in the Europe segment included restructuring expenses of $14.9 million, accelerated depreciation of $4.3 million and impairment charges of $2.0 million.  The fourth quarter of fiscal 2013 operating loss in the Europe segment included restructuring expenses of $9.7 million.  The year-to-date fiscal 2013 operating loss in the Europe segment included restructuring expenses of $17.0 million and impairment charges of $24.1 million.

(c)
Segment operating loss for fiscal 2013 has been recast to conform to the fiscal 2014 presentation.  The company has modified its internal financial  reporting of intercompany charges for research and development and intercompany royalties between Corporate and the Europe segment, which totaled $2.5 million and $9.3 million for the three and twelve months ended March 31, 2013, respectively.  There was no impact on the total company consolidated financial results.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

			(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2014	2013	2014	2013
Operating income (loss)	$6.7	$6.1	$37.2	$(0.6)
Restructuring expenses - Europe (b)	4.4	9.7	14.9	17.0
Accelerated depreciation - Europe (c)	-	-	4.3	-
Impairment charges - Europe	-	-	2.0	24.1
Restructuring expenses - North America (b)	1.2	-	1.2	-
Impairment charges - North America	1.2	0.8	1.2	1.8
Loss from Airedale fire (d)	-	-	0.5	-
Adjusted operating income	$13.5	$16.6	$61.3	$42.3

Net earnings (loss) per share attributable to Modine shareholders - diluted	$2.49	$(0.04)	$2.72	$(0.52)
U.S. tax valuation allowance reversal (a)	(2.49)	-	(2.50)	-
Restructuring expenses - Europe (b)	0.09	0.20	0.31	0.36
Accelerated depreciation - Europe (c)	-	-	0.09	-
Impairment charges - Europe	-	-	0.04	0.52
Restructuring expenses - North America (b)	0.03	-	0.03	-
Impairment charges - North America	0.03	0.02	0.03	0.04
Loss from Airedale fire (d)	-	-	0.01	-
Adjusted earnings per share	$0.15	$0.18	$0.73	$0.40

(a)
On March 31, 2014, the Company reversed the valuation allowance on certain U.S. deferred tax assets.  The Company has concluded that these assets will be realized prior to expiration in the applicable federal and state jurisdictions.  As a result of this reversal, the Company recorded an income tax benefit of $119.2 million during the fourth quarter of fiscal 2014.  Excluding this tax benefit of $119.2 million, the Company’s tax provision in the U.S. was $0.7 million and $0.5 million in fiscal 2014 and 2013, respectively.

(b)	Restructuring expenses primarily relate to severance charges.

(c)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that is no longer used because of manufacturing process changes in Germany.

(d)
Losses and costs incurred as a result of the Airedale fire, which will not be reimbursed by the Company's insurance provider, primarily relate to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact as a result of the restructuring expenses, accelerated depreciation, or impairment charges because income tax valuation allowances were recorded in the U.S. and Germany at the time these charges were incurred.

Net debt (unaudited)

		(In millions)

	March 31, 2014	March 31, 2013
Debt due within one year	$33.2	$31.1
Long-term debt	131.2	132.5
Total debt	164.4	163.6

Less: cash and cash equivalents (a)	87.2	23.8
Net debt	$77.2	$139.8

(a)
Cash and cash equivalents as of March 31, 2014, includes $16.8 million of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)
				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$17.8	$7.4	$104.5	$48.8
Expenditures for property, plant and equipment	(17.1)	(16.2)	(53.1)	(49.8)
Free cash flow	$0.7	$(8.8)	$51.4	$(1.0)

SOURCE: Modine Manufacturing Company
Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com